StockTwits x HODL Ads Post 1 Experience Bitcoin with the VanEck Bitcoin Trust $HODL. An investment in HODL involves significant risk and may not be suitable for all investors. Read the prospectus carefully. vaneck.com/us/hodlprospectus/ Graphic links to: vaneck.com/HODL Post 2 Experience Bitcoin with the VanEck Bitcoin Trust $HODL. An investment in HODL involves significant risk and may not be suitable for all investors. Read the prospectus carefully. vaneck.com/us/hodlprospectus/ Graphic links to: vaneck.com/HODL Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-251808 April 4, 2024

Post 3 $HODL Bitcoin with the VanEck Bitcoin Trust. No Fees.* An investment in HODL involves significant risk and may not be suitable for all investors. Read the prospectus carefully. vaneck.com/us/hodlprospectus/ Graphic links to: vaneck.com/HODL VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting vaneck.com/hodl. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.